EXHIBIT 16.1

A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A . Armando Ibarra, Jr., C.P.A., JD	Members of the California Society of Certified Public Accountants Members of the American Institute of Certified Public Accountants Members of the Better Business Bureau since 1997

August 10, 2006

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C: 20549

Dear Sir or Madam:

We were previously the independent registered public accounting firm of Insulcrete, Inc., a Delaware corporation (the "Company") and we reported on the balance sheets of the Company for the years ending December 31, 2004 and December 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the years then ended.

On August 8, 2006 we resigned as the independent registered pubic accounting firm of the Company. We have read the Company's statements included under Item 4.01 of its Form 8-K, dated August 10, 2006 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements related to the engagement of Chang G. Park, CPA, Ph.D. as their independent registered public accounting firm.

We have no basis to agree or disagree with other statements of the Registrant contained therein. If you have any questions or need additional information, please call me at (619) 422-1348.

Sincerely,
/S/ Armando C. Ibarra, C.P.A. Armando C. Ibarra, C.P.A.

371 E Street, Chula Vista, Ca. 91910
Tel: (619) 422-1348	Fax: (619) 422-1465